Exhibit 99.1

Carrollton Bancorp (CRRB) Announces Name Change

Bay Bancorp, Inc. (BYBK) Begins Trading on November 1, 2013

LUTHERVILLE, Md., Oct. 28, 2013 (GLOBE NEWSWIRE) -- Carrollton Bancorp, parent company of Bay Bank, FSB, announced today that it has changed its name to Bay Bancorp, Inc. (the "Company"). Effective November 1, 2013, shares in the Company will trade under the new name and new stock ticker symbol, "BYBK", on the NASDAQ Capital Market exchange.

On April 19, 2013, Bay Bank, FSB completed its acquisition of Carrollton Bank and adopted the Bay Bank name for the operating bank in the greater Baltimore market. In conjunction with the acquisition, each of the former Carrollton Bank branches was rebranded with the Bay Bank name. At the same time, Bay Bank's parent company, Jefferson Bancorp, Inc. ("Jefferson"), completed its purchase of Carrollton Bancorp, parent company of Carrollton Bank. The merged holding company retained the Carrollton Bancorp name at that time and continued to trade on the NASDAQ stock exchange under the sticker symbol "CRRB". The Board of Directors of Carrollton Bancorp and Bay Bank have elected to change the name of the holding company from Carrollton Bancorp to Bay Bancorp, Inc. to better align the name of the operating bank with that of the holding company.

Kevin B. Cashen, President and Chief Executive Officer of the bank and the holding company, commented, "The integration of the two companies has gone very well during our first six months as a combined entity. We are very pleased with the progress we have made to date. While operationally the merger is going well, there continues to be some confusion in the market given the significant difference between the name of the holding company and the name of the operating bank. To eliminate any confusion, we felt it was appropriate to better align the two names.   The name change at the holding company level will have no impact on our day-to-day operations. We continue to be committed to delivering a superior banking experience in the Maryland market."

About Bay Bank/Bay Bancorp

Bay Bank, FSB is headquartered in Lutherville, Maryland and is focused on providing superior customer service to the local communities in our market. Bay Bank serves the community with a network of 12 branches strategically located throughout the region. Bay Bank serves local consumers, small and medium size businesses, professionals and other valued customers by offering a broad suite of products and services, including on-line services, commercial banking, cash management, mortgage lending, retail banking and wealth management. A community oriented bank, at September 30, 2013, it had total assets of $460 million. Bay Bancorp, Inc. is the parent company for Bay Bank, FSB. The common stock for Bay Bancorp, Inc. is listed on the NASDAQ Capital Market under the ticker symbol "BYBK". Investor information is available on Bay Bank's website at www.baybankmd.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that Carrollton Bancorp files with the Securities and Exchange Commission entitled "Risk Factors".

CONTACT: Kevin B. Cashen, President & CEO
         Bay Bank, FSB
         410-427-3707
         kcashen@baybankmd.com